As filed with the Securities and Exchange Commission on December 23, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Horace Mann Educators Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	37-0911756
(State of Incorporation)	(I.R.S. Employer Identification No.)

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

(Address of Principal Executive Offices)

Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan

(Full Title of the Plan)

Ann M. Caparrós

General Counsel

Horace Mann Educators Corporation

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

(217) 789-2500

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value (3) (4)	1,655,942 shares	$ 18.01	$ 29,823,515	$ 2,126.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933.
(3)	Reflects shares issuable under the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan (the “2010 Plan”), which is a consolidation of the shares available for awards under the Horace Mann Educators Corporation Amended and Restated 2002 Incentive Compensation Plan, the Amended and Restated Horace Mann Educators Corporation Deferred Compensation Plan for Employees and the Amended and Restated Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors.
(4)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2010 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Horace Mann Educators Corporation (the “Registrant”) or the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan (the “2010 Plan”) with the Securities and Exchange Commission (the “SEC”) (File No. 1-10890) are hereby incorporated by reference and made a part of this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010;

•	The Registrant’s Current Report on Form 8-K, dated May 27, 2010;

•	The Registrant’s Current Report on Form 8-K, dated September 13, 2010;

•	The Registrant’s Current Report on Form 8-K, dated October 6, 2010;

•	The Registrant’s Current Report on Form 8-K, dated October 6, 2010;

•	The Registrant’s Definitive Proxy Statement for the Registrant’s 2010 Annual Meeting, filed with the SEC on April 9, 2010; and

•	The Registrant’s Registration Statement on Form 8-A containing a description of the Registrant’s common stock.

All documents filed by the Registrant and the 2010 Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of Common Stock offered hereby has been passed upon for the Registrant by Ann M. Caparrós, Esq., General Counsel, Chief Compliance Officer and Corporate Secretary of the Registrant. As of November 30, 2010, Ms. Caparrós owned 41,558 shares of the Registrant’s Common Stock and options to purchase 37,469 additional shares.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Horace Mann is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Article 9 of Horace Mann’s Certificate of Incorporation provides as follows:

Ninth. The Corporation shall indemnify each Director, Officer, employee or agent of the Corporation and each person who is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in the manner and to the extent provided in the By-laws of the Corporation as the same may be amended from time to time.

Article 8 of Horace Mann’s by-laws provides as follows:

Section 8.1. General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

Section 8.2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3. Indemnification in Certain Cases. To the extent that a Director, Officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 8.1. and 8.2. of this Article 8, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 8.4. Procedure. Any indemnification under Sections 8.1. and 8.2. of this Article 8 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the Director, Officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Sections 8.1. and 8.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the Stockholders.

Section 8.5. Advances for Expenses. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Director, Officer, employee, or agent to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article 8.

Section 8.6. Rights Not Exclusive. The indemnification and advancement of expenses provided by this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of Stockholders or disinterested Directors or otherwise, both as to action in the official capacity of such person and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal, modification, or amendment of this Article 8 shall not adversely affect any rights or obligations then existing between the Corporation and any then incumbent or former Director, Officer, employee, or agent with respect to any facts then or theretofore existing or any action, suit, or proceeding theretofore brought based in whole or in part upon such facts.

Section 8.7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the status of such person as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 8.

Section 8.8. Definition of Corporation. For the purposes of this Article 8, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, Officers, employees, and agents, so that any person who is or was a Director, Officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article 8 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 8.9. Definition of Other Terms. For the purpose of this Article 8, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include service as a Director, Officer, employee, or agent of the Corporation which imposes duties on, or involves services by, such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article 8.

In addition, the Registrant has purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) it against certain costs which it might be required to pay by way of indemnification to its directors and officers under its certificate of incorporation, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by the Registrant. In addition, the Registrant has purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which it, or the fiduciaries under its employee benefit plans (which may include its directors, officers and employees), might be required to pay as a result of a breach of fiduciary duty.

In addition, Horace Mann has entered into indemnification agreements with its directors and certain officers that provide for the maximum indemnification permitted by law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on June 24, 2003, incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003

4.2	Bylaws of Registrant, incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003

5.1	Opinion of Ann M. Caparrós, Esq.

15.1	KPMG LLP letter regarding unaudited interim financial information.

23.1	Consent of KPMG LLP

23.2	Consent of Ann M. Caparrós, Esq. (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

ITEM 9. UNDERTAKINGS.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the restated certificate of incorporation and by-laws of the Registrant and the provisions of the Delaware law described under Item 6 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield and State of Illinois on this 23rd day of December 2010.

HORACE MANN EDUCATORS CORPORATION

By:	/s/ Peter H. Heckman
Peter H. Heckman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Peter H. Heckman and Dwayne D. Hallman, and each one of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and granting unto each of said attorneys-in-fact and agents, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all things that each of said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute an instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER H. HECKMAN	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2010
Peter H. Heckman

/s/ DWAYNE D. HALLMAN	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 23, 2010
Dwayne D. Hallman

/s/ BRET A. CONKLIN	Senior Vice President and Controller (Principal Accounting Officer)	December 23, 2010
Bret A. Conklin

Signature	Title	Date

/s/ MARY H. FUTRELL	Director	December 23, 2010
Mary H. Futrell

/s/ STEPHEN J. HASENMILLER	Director	December 23, 2010
Stephen J. Hasenmiller

/s/ RONALD J. HELOW	Director	December 23, 2010
Ronald J. Helow

/s/ GABRIEL L. SHAHEEN	Director	December 23, 2010
Gabriel L. Shaheen

/s/ ROGER J. STEINBECKER	Director	December 23, 2010
Roger J. Steinbecker

/s/ ROBERT STRICKER	Director	December 23, 2010
Robert Stricker

/s/ CHARLES R. WRIGHT	Director	December 23, 2010
Charles R. Wright

The Plan

Pursuant to the requirements of the Securities Act of 1933, the Compensation Committee (with authority to administer the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield and State of Illinois on this 23rd day of December 2010.

Compensation Committee

By:	/s/ Kathryn E. Karr
	Name:	Kathryn E. Karr
	Title:	Vice President, Human Resources Financial Services

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on June 24, 2003, incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003

4.2	Bylaws of Registrant, incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003

5.1	Opinion of Ann M. Caparrós, Esq.

15.1	KPMG LLP letter regarding unaudited interim financial information.

23.1	Consent of KPMG LLP

23.2	Consent of Ann M. Caparrós, Esq. (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)